EXHIBIT 10.4

                               INCENTIVE AGREEMENT

         THIS AGREEMENT, dated as of the ________ day of ____________________, 1997, by and among Coastal Bank Corporation (the "Company"), Coastal Bank, N.A. (in organization), a proposed national bank to be organized under the laws of the United States (the "Bank") (the Company and the Bank are collectively referred to herein as the "Employer"), and Sidney T. Jackson (the "Executive").


                                   WITNESSETH:

         WHEREAS, the Board of Directors of the Company, as organizers of the Bank, are seeking approval from the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation to charter a national bank, the deposits of which will be federally insured, in Naples, Florida; and

         WHEREAS, the Company will seek approval from the Federal Reserve Bank of Atlanta and the Federal Reserve Board to acquire the Bank and to become a bank holding company; and

         WHEREAS, Employer has agreed to employ Executive as the President and Chief Executive Officer of the Company and the Chief Executive Officer of the Bank pursuant to an Employment Agreement dated as of ________________________, 1997 by and between Employer and Executive ("Employment Agreement"); and

         WHEREAS, the Bank and the Company desire to offer certain compensation and incentives to Executive for outstanding performance of his duties under said Employment Agreement, including the Cash Bonus Award granted to Executive in this Agreement.

         NOW THEREFORE, in consideration of the foregoing and the covenants contained herein, the parties hereto agree as follows:

1. ADMINISTRATION.

         a. COMPOSITION OF THE COMMITTEE. This Agreement shall be administered by a committee (the "Committee") appointed by the Board of Directors of the Company, composed of all of the Non-Employee Directors of the Company, as defined in Rule 16b-3, promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         b. POWERS OF THE COMMITTEE. The Committee shall have the authority to administer, construe and interpret this Agreement and to make all determinations necessary or advisable for the administration of this Agreement. Any determination, decision or action of the Committee in connection with the construction, interpretation, administration or application of this Agreement shall be final, conclusive and binding upon the Executive and any person validly claiming under or through the Executive, provided however that the Committee may not exercise the powers provided by this Subsection 1.b. in an arbitrary and capricious manner.


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2. CONDITIONS TO INCENTIVE COMPENSATION. The grant of the Cash Bonus Award set forth in this Agreement is subject to the following pre-conditions, all of which must be satisfied prior to the vesting of the Cash Bonus Award hereunder:

         a. Total "core" deposits of the Bank as of December 31, 1998 must be equal to or greater than $40 million;

         b. The Committee must deem the Executive's performance satisfactory based upon the status of the Bank's internal controls, loan documentation, credit underwriting, interest rate exposure, asset growth, asset quality and earnings and any other factors or criteria deemed relevant by the Committee in its sole discretion which other factors and criteria must be established by the Committee and communicated to the Executive not later than December 31, 1997;

         c. The overall condition of the Bank must be "satisfactory" in the opinion of the Comptroller of the Currency ("OCC") as set forth in the most current OCC Report of Supervisory Activity provided to the Board of Directors of the Bank and the "CAMELS" rating of the Bank shall not be less than a "2" (or equal to a "2" if a different rating system is used by the OCC); and,

         d. The Bank must be "adequately capitalized" as defined under regulations promulgated by the OCC pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991.

3. CASH BONUS AWARDS. On April 1, 1999, the Executive shall be awarded a Cash Bonus Award of $40,000.00, subject to the terms and conditions of this Agreement.

4. MISCELLANEOUS.

         a. WITHHOLDING TAXES. To the extent required by federal, state, local or foreign law, the Executive shall make arrangements acceptable to the Company for the satisfaction of any withholding tax obligations that rise by reason of the Cash Bonus Award provided herein. The Company shall not be required to make payment of the Cash Bonus Award to the Executive until it concludes that such obligations have been satisfied.

         b. DEFERRAL ELECTIONS. The Committee may permit the Executive to elect to defer his receipt of the payment of cash that would otherwise be due the Executive under this Agreement. If any such election is permitted, the Committee shall establish rules and procedures for such payment deferrals, including possible payment or crediting of reasonable interest on such deferred amounts and taking into consideration the potential impact on the Executive's current tax liability.

         c. UNFUNDED. The Cash Bonus Award granted under this Agreement shall be unfunded. Any liability of the Company to the Executive with respect to the Cash Bonus Award under this Agreement shall be based solely upon a contractual obligation that may be effected pursuant to this Agreement. Any such contractual obligation of the Company shall not be deemed to be secured by any pledge of, or other encumbrances on, any property of the Company.


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         d. NO RIGHT TO EMPLOYMENT. Neither the granting of the Cash Bonus Award under this Agreement nor any term or provision of this Agreement shall constitute or be evidence of any understanding, express or implied, on the part of the Company or the Bank to employ the Executive for any period of time.

         e. OTHER COMPANY COMPENSATION AND BENEFIT PROGRAMS. Payments received by the Executive under this Agreement shall not be deemed a part of the Executive's regular recurring compensation for purposes of any applicable severance benefits and shall not be included in, nor have any effect on, the determination of benefits under any employee benefit plan or similar arrangement provided by the Company or the Bank unless expressly so provided by such plan or arrangement. The Company may adopt such other compensation programs as it deems necessary to attract, retain and reward employees for their service with the Company or the Bank.

         f. HEADINGS. The headings in this Agreement are inserted for convenience only and shall have no significance in the interpretation of this Agreement.

         g. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder other than the Employment Agreement and documents referred to therein and supersedes all prior arrangements or understandings with respect thereto written or oral. No agreements or representations, oral or otherwise, expressed or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

         h. MODIFICATION. No modification or amendment of this Agreement shall be valid unless it is in writing and signed by the Executive and by a duly designated member of the Committee on behalf of the Employer.

         i. TERMINATION. This Agreement shall terminate and be of no further force and effect, and the Cash Bonus Award shall expire, on the termination of the Executive's employment with the Company and the Bank for any reason.

         j. SUCCESSORS. The terms and conditions of this Agreement shall be binding upon and inure to the benefits of the parties thereto and their respective heirs, personal representatives and successors.

         k. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with


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the laws of the State of Florida applicable to agreements made and entirely to be performed within such jurisdiction except to the extend that federal law may be applicable.

         l. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first written above.

COASTAL BANK CORPORATION                      SIDNEY T. JACKSON

By
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  Title:
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COASTAL BANK

By
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  Title:
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